Exhibit 10.1

[GAMESTOP CORP. LETTERHEAD]

April 17, 2008

Steven R. Morgan

2007 Caspian Lane

Colleyville, Texas 76034

Dear Steve:

This letter is intended to set forth our agreement regarding your election to resign employment with GameStop Corp. (the “Company”) with the approval of the Company.

1.        Resignation. You hereby resign as an employee of the Company and any of its subsidiaries effective as of the close of business on May 2, 2008.

2.         Compensation and Benefits. You shall be entitled to the compensation and benefits set forth in clauses (i), (ii), (iii) and (iv) of Section 5(c) of your Executive Employment Agreement with the Company, dated December 9, 2005 (the “Employment Agreement”), subject to the limitation set forth in clause (vi) of said Section 5(c). We have provided you under separate cover with a schedule setting forth the aforementioned compensation and benefits, as well as the stock option and restricted stock grants referred to in paragraph 3 below. Notwithstanding any language in the Employment Agreement regarding the timing of these payments, the amounts described in Sections 5(c)(i), (ii) and (iv) of the Employment Agreement shall be paid, together with interest thereon on such amounts credited from May 2, 2008 through the date of payment at a rate equal to 5% per annum, in a single lump sum on November 3, 2008. For the avoidance of doubt, the foregoing provision is intended to constitute good faith compliance with the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code. In no event shall the Company set-off or withhold (or delay payment of) the amounts specified in the preceding sentence that are to be paid in a lump sum on November 3, 2008, except for applicable withholding taxes.

3.         Stock Options and Restricted Stock. Effective as of May 2, 2008, all vesting restrictions regarding stock options and restricted stock that have been previously granted to you by the Company shall lapse and all such stock options and restricted stock shall then be fully vested. As required by the terms of the Company’s Incentive Plan and related grant documents, all of your unexercised stock options must be exercised within 90 days following May 2, 2008. Any such stock options not exercised by such date will be forfeited without payment to you of any kind and will no longer be exercisable.

4.         Protective Covenants. Except as provided in the last sentence of this paragraph 4, the protective covenants set forth in Sections 9(c), 9(d) and 9(e) of the

Employment Agreement shall continue in effect through May 2, 2009 and not thereafter. For these purposes, “Competing Business” as defined in Section 9(a) of the Employment Agreement shall mean solely “any person or entity that owns or controls, directly or indirectly, any business operating under any of the trade names set forth on Schedule A attached hereto, and any other start-up person or entity directly or indirectly operating a business the majority of whose revenues are or are expected to be derived from the retail sale and/or rental of video game hardware and/or software.” In addition, (a) because the scope of the Company’s operations are worldwide, the geographic scope of the protective covenants in Sections 9(d) and 9(e) shall be worldwide, and (b) all references to the Company in Sections 7, 8 and 9 of the Employment Agreement shall mean the Company and all of its subsidiaries. Notwithstanding the foregoing, the protective covenant set forth in Section 9(e) of the Employment Agreement shall continue in effect through May 2, 2010 and not thereafter in the case of any Competing Business operated under, or owned or controlled by any person or entity directly or indirectly operating a Competing Business under, the Game or Play ‘N Trade trade name.

5.         Employment Agreement. The Employment Agreement shall be considered amended and modified solely to the extent any provision hereof is inconsistent with the terms of the Employment Agreement.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter agreement.

GAMESTOP CORP.

By:	/s/ David W. Carlson
	Name:	David W. Carlson
	Title:	Executive Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO:

/s/ Steven R. Morgan
Steven R. Morgan

SCHEDULE A

Amazon

ASDA

Best Buy

Blockbuster

Circuit City

Dixons

Game

Media Mart

Micromania

Movie Gallery

Play ‘N Trade

Target

Tesco

Wal Mart